THIS AGREEMENT is made the 5th Day of June 2003

      Between

      (1) DIGITAL IMPACT (UK) LIMITED, a company incorporated under the laws of England and Wales (registered number 4234696) whose registered office is at Nidderdale House, Beckwith Knowle, Harrogate, North Yorkshire HG31 1SA ("DI3"); and

      (2) ZONE4PLAY, a company incorporated under the laws of Israel (registered number 513131094) whose registered office is at 3b Hashlosha St. Tel-Aviv 67060 Israel and

      (3) DTPC LTD a company incorporated under the laws of England and Wales (registered number 4308106) whose registered office is at Prices Court, Wapping Lane London E1 9DA trading under the name "AVAGO".

1. Zone4play will provide 5 interactive games play for real games based on a fixed odds betting service with controllable odds, developed in Open TV for the Sky Digital platform. For deployment on the channel known as "AVAGO", which is operational on the Sky platform. Viewers will use their existing "AVAGO" accounts to debit funds in order to pay a fee via the platform's payment mechanism.

2. Zone4play will provide 2 interactive games play for fun with controllable odds, developed in Open TV for the Sky Digital platform. For deployment on the channel known as "AVAGO", which is operational on the Sky platform. Viewers will use return path telephony as the billing mechanism.

3. BANDWIDTH AND TESTING - The bandwidth requirement of the service will be provided for the game as is appropriate to running the game at an optimal speed, this will be subject to testing. DI3 will ensure that Zone4Play will execute full and timely testing of the game provided for broadcast, i.e. they are tested to pass the necessary Sky standards and that they are compliant with all necessary legislation (ITC and ICSTIS). DI3 will ensure that these tests and the deployment of the first game is completed.

4. UNDERTAKING - DITG will ensure the necessary supply of bandwidth, telephony, integration testing, broadcast services and any other related services necessary to the operation of the games within the AVAGO channel. DI3 will ensure the provision of the game to be broadcast on the AVAGO channel.

5. Zone4play will supply the games in a Open TV compatible with a look and feel consistent with the AVAGO guidelines provided by DI3.The game will be deployed on the AVAGO TV channel for the duration of this contract Zone4play shall supply the game content at its own cost and Zone4play shall thereafter make the game content available via the AVAGO TV channel at its own cost. Access to the content by Subscribers shall be via AVAGO channel.

6.    There will be no testing, installation or fixed fees payable by Zone4play.

7. REVENUES - the parties will split net revenues generated by the games as per the below percentages. Net revenue is after all sky charges and betting duty.

      o Zone4Play will receive 17.5% effective from the 18th of August 2003 of any subsequent net revenue generated from "reals" until the expiry of the game.

      o Zone4Play will receive 20% of any subsequent net revenue generated from the 5 play-for-real games until the expiry of the game.

      o Zone4Play will receive 30% of any subsequent net revenue generated from the 2 play-for-fun games until the expiry of the game.

8. PAYMENT STATEMENT - Within 15 working days of the end of each month, DI3 shall send Zone4play a statement detailing the net revenue received in connection with the revenues received by them in the previous month and Zone4play's share of the same.

9. INVOICING - Zone4play shall invoice DI3 accordingly and DI3 shall pay such invoice within 30 days of its receipt of the same. Zone4play shall have the right, at its cost, to audit DI3's books and accounts in relation to the net revenue upon reasonable notice to DI3 not more than once every 6 months.

10. GAME SKINS/ENGINES - The game skins applied to each game will be provided *exclusively* for the interactive digital television channel in the territory to AVAGO for the duration of the Agreement between us, but the underlying game engine mechanics will be supplied *non-exclusively* to DI3. For the avoidance of doubt, DI3 do not have the rights to offer these interactive games on any other formats such as mobile phones and PDA's.

11. PERIOD OF TERM - The contract will run non-exclusively for an initial period of 12 months from the date of launch for the "Reals" on the AVAGO channel. The agreement will run non-exclusively for an initial period of 3 years for the 5 new play for real and 2 new play for fun games , with the option for both parties to extend the contract term on a rolling yearly basis.

12.   TERRITORY - UK.

13. MARKETING - AVAGO will market and promote games on their channel as part and parcel of their marketing activities for the channel.

14. DI3 shall not be entitled to make or distribute copies of any all materials delivered by Zone4play.


15. DI3 shall not do or omit to do any act, which may impair or offend the validity of Zone4Play's rights regarding trademarks, names, brands, logos, theme and all other elements or in any way diminish such rights or any other intellectual property rights. All rights, title and interest, including intellectual property rights of Zone4Play, related to the interactive TV service and platform are not belonging to, or controlled by DI3. Zone4Play retain all such rights, title and interest, including the said intellectual property rights. DI3 shall not acquire or claim any right or title to any of the foregoing by virtue of the rights granted to it under this Agreement.

16. DI3 shall promptly cease all use of all of Zone4Play's trademarks, names, brands, logos, theme and such rights or any other intellectual property rights upon the expiry or earlier termination (howsoever caused) of this Agreement and, shall immediately return all relevant materials and information provided to it by Zone4Play.

17. The Agreement shall be governed by English law and shall be subject to the non-exclusive jurisdiction of the English courts.


Signed by /s/ Neil Macdonald                         Dated.
          ------------------------------------------
          Neil Macdonald
          Sales and Marketing Director
          DI3 Ltd


Signed by /s/ Erez Lahav                              Dated.
          ------------------------------------------
          Erez Lahav
          VP Business Development
          Zone4play